Exhibit 10.1

Execution Version

BRIDGE TERM LOAN CREDIT AGREEMENT

DATED AS OF DECEMBER 18, 2015

AMONG

WALGREENS BOOTS ALLIANCE, INC.,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent

UBS SECURITIES LLC,

HSBC SECURITIES (USA) INC. and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Lead Bookrunners

HSBC SECURITIES (USA) INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

J.P. MORGAN SECURITIES LLC,

LLOYDS SECURITIES INC.,

MIZUHO BANK, LTD. and

UNICREDIT BANK AG, LONDON BRANCH

as Joint Lead Arrangers and Co-Documentation Agents,

WELLS FARGO SECURITIES, LLC

as Joint Lead Arranger

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agent

Section 10.03.	Reliance by Administrative Agent	76
Section 10.04.	Exculpatory Provisions	76
Section 10.05.	Delegation of Duties	77
Section 10.06.	Resignation of Administrative Agent	78
Section 10.07.	Non-Reliance on Administrative Agent and Other Lenders	79
Section 10.08.	No Other Duties, Etc.	79

ARTICLE 11
SETOFF

Section 11.01.	Setoff	79

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01.	Successors and Assigns	80
Section 12.02.	Dissemination of Information	84
Section 12.03.	Tax Treatment	84

ARTICLE 13
NOTICES

Section 13.01.	Notices; Effectiveness; Electronic Communication	85

ARTICLE 14
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01.	Counterparts; Effectiveness	87
Section 14.02.	Electronic Execution of Assignments	88

ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01.	Choice of Law	88
Section 15.02.	Consent to Jurisdiction	89
Section 15.03.	Waiver of Jury Trial	90
Section 15.04.	U.S. Patriot Act Notice	90
Section 15.05.	No Advisory or Fiduciary Responsibility	90
Section 15.06.	Judgment Currency	91

EXHIBITS

Exhibit A	–	[Reserved]
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Assignment and Assumption
Exhibit D	–	[Reserved]
Exhibit E Exhibit F Exhibit G	– – –	Form of Promissory Note Form of Borrowing Notice Form of Conversion/Continuation Notice
Exhibit H	–	Form of Officer’s Certificate
Exhibit I	–	Form of Solvency Certificate

SCHEDULES

Schedule 1.01	–	Pricing Schedule
Schedule 2.01	–	Commitment Schedule
Schedule 3.01	–	Certain Addresses for Notices

v

BRIDGE TERM LOAN CREDIT AGREEMENT

This Bridge Term Loan Credit Agreement, dated as of December 18, 2015, is among WALGREENS BOOTS ALLIANCE, INC., a Delaware corporation (the “Borrower”), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 12.01) and UBS AG, STAMFORD BRANCH (“UBS”), as Administrative Agent.

WHEREAS, pursuant to the Acquisition Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), the Borrower has agreed to acquire (the “Acquisition”), directly or indirectly, all the issued and outstanding equity interests in the Acquired Company for consideration consisting of cash, and in connection therewith, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans in Dollars on the Funding Date in an aggregate principal amount not in excess of $7,800,000,000 to finance, in part, the consideration in respect of the Acquisition under the Acquisition Agreement, the Existing Debt Repayment and the payment of fees and expenses incurred in connection with the Transactions.

The Lenders are willing to make such Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. As used in this Agreement:

“Acquired Business” means the Acquired Company, together with its Subsidiaries.

“Acquired Company” means Rite Aid Corporation, a Delaware corporation.

“Acquisition” is defined in the preamble to this Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of October 27, 2015 (together with the exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived), by and among the Borrower, the Acquired Company and Victoria Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of the Borrower.

“Acquisition Representations” means the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent that the Borrower (or its affiliate) has the right under the Acquisition Agreement not to consummate the Acquisition, or to terminate its (or its affiliate’s) obligations under the Acquisition Agreement, as a result of a breach of such representation or warranty in the Acquisition Agreement).

“Administrative Agency Fee Letter” means that certain Amended and Restated Administrative Agent Fee Letter, dated November 19, 2015, among UBS and the Borrower.

“Administrative Agent” means UBS in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 13.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, Arrangers, or the Co-Syndication Agents, as appropriate, and “Agents” means, collectively, the Administrative Agent, Arrangers and the Co-Syndication Agents.

“Agent Parties” is defined in Section 13.01(c).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Effective Date is Seven Billion Eight Hundred Million and 00/100 Dollars ($7,800,000,000).

“Agreement” means this Bridge Term Loan Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means GAAP, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.04; provided, however, that notwithstanding anything contained in Section 9.07 to the contrary, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Agreement Currency” is defined in Section 15.06.

“Alternate Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as determined from time to time by UBS as its “prime rate” at its principal office in Stamford, Connecticut and (c) the Eurocurrency Base Rate plus 1.0%. “Prime rate” means the rate of interest in effect for such day as publicly announced from time to time by UBS as its “prime rate.” The “prime rate” is a rate set by UBS based upon various factors including UBS’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by UBS shall take effect at the opening of business on the day it notifies the Borrower of such change.

“Alternate Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Applicable Margin” means the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” means each of the Lenders listed on Schedule 2.01 as of the Effective Date.

“Arranger” means, collectively, UBS Securities LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, in their capacity as Joint Bookrunners.

“Arranger Fee Letter” means that certain Amended and Restated Arranger Fee Letter, dated November 19, 2015, among the Arrangers, the Initial Lenders and the Borrower.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means any non-ordinary course sale or other disposition of any property or assets of the Borrower or any of its Subsidiaries (including the sale or issuance of any equity interest by any Subsidiary), including any loss, damage or destruction of any property of such Person that is insured or the condemnation under the power of eminent domain of any of the property of such Person for which such Person received a condemnation award.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, Chairman, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Senior or Executive Vice President, Treasurer, General Counsel, Corporate Secretary or Financial Controller of the Borrower, acting in accordance with the terms of the signing authority granted in the incumbency certificate delivered to the Administrative Agent pursuant to Section 4.01(c) (including any supplements thereto delivered to the Administrative Agent from time to time by way of a duly executed officers’ certificate).

“Borrower” is defined in the preamble.

“Borrower Materials” is defined in Section 6.01.

“Borrower SEC Report” means the Borrower’s 2015 Annual Report on Form 10-K.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a borrowing of Eurocurrency Loans, having the same Interest Period.

“Borrowing Notice” is defined in Section 2.08.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois, Stamford, Connecticut, New York, New York and London for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system (or any other equivalent wire system), and if such day relates to any interest rate settings, any fundings, disbursements, settlements and payments in respect of any Loan, any day that is also a London Banking Day.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided that notwithstanding anything contained in the definition of Agreement Accounting Principles to the contrary, at the option of the Borrower and on its notice to the Administrative Agent, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP as in effect in the United States on January 1, 2015 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capitalized Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Leases.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided that notwithstanding anything contained in the definition of Agreement Accounting Principles to the contrary, at the option of the Borrower and on its notice to the Administrative Agent, all obligations under any leases of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States on January 1, 2015 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in the case of clauses (x) and (y) be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Co-Documentation Agents” means, collectively, The Bank of Tokyo-Mitsubishi UFJ, Ltd., J.P. Morgan Securities LLC, Lloyds Securities Inc., Mizuho Bank, Ltd., Unicredit Bank AG, London Branch and Wells Fargo Bank, National Association, each in its capacity as the documentation agent for the Lenders, and not in its individual capacity as a Lender.

“Co-Syndication Agent” means, each of HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each in its capacity as syndication agent for the Lenders, and not in their individual capacities as a Lender.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed the amount set forth on the Commitment Schedule (which schedule shall set forth each Lender’s Commitment as of the Effective Date) or in an Assignment and Assumption executed pursuant to Section 12.01, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.01 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Letter” means the Amended and Restated Commitment Letter dated as of November 19, 2015 between UBS and the Borrower (as supplemented by any joinder thereto entered into among UBS, the Borrower and any Agent).

“Commitment Period” means the period commencing on the Effective Date and ending on the earliest of (i) the date of the consummation of the Acquisition with or without the funding of the Loans hereunder, (ii) after execution of the Acquisition Agreement and prior to the time of the consummation of the Acquisition, the termination of the Acquisition Agreement by the Borrower or with the written consent of the Borrower in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (iii) 11:59 p.m. (New York time) on October 27, 2016 (the “Outside Date”; provided that if the “End Date” (as defined in the Acquisition Agreement as in effect on October 27, 2015) is extended in accordance with the terms of the Acquisition Agreement, the Outside Date shall be automatically extended to match such extended End Date, which date shall be no later than January 27, 2017 and (iv) the date of termination in full of the Commitments.

“Commitment Schedule” means the Schedule attached hereto and identified as such, identifying each Lender’s Commitment as of the Effective Date.

“Consolidated Assets” means, at any date of determination, the total amount, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, of all assets of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles (giving pro forma effect to any acquisition or disposition of Property of the Borrower or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Consolidated Debt” means at any time the consolidated Indebtedness for Borrowed Money of the Borrower and its subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.09.

“Debt Incurrence” means any incurrence of third-party Indebtedness for Borrowed Money by the Borrower or any of its Subsidiaries (and with respect to any Subsidiaries of the Borrower that are not organized under the laws of the United States, any State thereof or the District of Columbia, the incurrence of any such indebtedness in excess of $50,000,000 for any individual transaction (and in excess of $100,000,000 in the aggregate)), whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than Excluded Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article 7.

“Defaulting Lender” means, subject to Section 2.21(b) any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in a manner satisfactory to the Administrative Agent or the Borrower, as applicable, that it will comply with its funding obligations, which request was made because of a reasonable concern by the Administrative Agent or the Borrower that such

Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless such ownership or equity results in or provides such Lender with immunity from the jurisdiction of courts within the United States or any other nation or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Exchange Rate for the purchase of Dollars with such currency.

“Effective Date” means the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, cost of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance of equity or equity linked securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) issuances of securities pursuant to employee and/or director stock plans or employee and/or director compensation plans, (b) the issuance of common stock, options, units and/or other equity interests of the Borrower to shareholders and/or employees of the Acquired Company as provided in the Acquisition Agreement, (c) issuances to the Borrower or any subsidiary of the Borrower, (d) pursuant to dividend reinvestment programs and (e) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) the rules or regulations promulgated thereunder.

“Eurocurrency Base Rate” means

(a) for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other comparable commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) in the London interbank market with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate requested by the Borrower pursuant to Sections 2.08 and 2.09.

“Eurocurrency Rate” means, with respect to a Eurocurrency Loan for the relevant Interest Period, the quotient of (i) the Eurocurrency Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Exchange Rate” for a currency means the rate determined by the Borrower for the purchase of such currency with another currency, as published on the applicable Bloomberg screen page at or about 11:00 a.m. (New York time) on the date as of which the foreign exchange computation is made. In the event that such rate does not appear on the applicable Bloomberg screen page, the “Exchange Rate” with respect to the purchase of such currency with another currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such “Exchange Rate” shall instead be the rate determined by the Borrower to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office in respect of such currency at approximately 11:00 a.m. (local time) on the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Borrower may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Asset Sale” means (a) sales or other dispositions of inventory in the ordinary course of business, (b) sales or other dispositions of assets contemplated by the Acquisition Agreement and/or required in order to consummate the Acquisition in an aggregate amount not to exceed $1,500,000,000, (c) sale-leasebacks by the Borrower and its Subsidiaries, (d) intercompany transfers, and (e) Asset Sales the proceeds of which are reinvested (or committed to be reinvested) in other assets useful in the business of the Borrower or any of its Subsidiaries (or used to replace damaged or destroyed assets) within nine months after receipt of such proceeds or, if so committed within such period, reinvested within 60 days thereafter.

“Excluded Debt” means (a) indebtedness under (i) each of the Borrower’s unsecured notes issued as of October 27, 2015 and described in the Borrower’s Form 10-K or 10-K/A for the fiscal year ended August 31, 2014, in the Borrower’s Form 10-Qs for the quarterly periods ended November 30, 2014, February 28, 2015 and May 31, 2015 and in any subsequent filings made with the Securities and Exchange Commission prior to October 27, 2015 (the “Existing Notes”), (ii) that certain Revolving Credit Agreement (as amended through the date hereof, the “Revolving Credit Agreement”), dated as of November 10, 2014, among the Borrower, Walgreen Co., the lenders and letter of credit issuers from time to time parties thereto and Bank of America, N.A. as administrative agent, (iii) that certain Term Loan Credit Agreement (as amended through the date hereof, the “Term Loan Agreement”), dated as of November 10, 2014, among the Borrower, Walgreen Co., the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent, (iv) that certain Revolving Credit Agreement (as amended through the date hereof, the “Existing Credit Agreement”, together with the Existing Notes, the Revolving Credit Agreement and the Term Loan Agreement, the “Existing Debt”), dated as of December 19, 2014, among the Borrower, Walgreen Co., the lenders from time to time parties thereto and Mizuho Bank, Ltd. as administrative agent, in each case, including any extension or refinancing of the Existing Debt; provided that, the respective aggregate principal amounts of such refinancing (or commitments thereunder) do not exceed the respective aggregate principal amounts (or commitments thereunder) of the applicable Existing Debt outstanding on the date of such refinancing (plus any accrued and unpaid interest and reasonable fees, premiums and expenses incurred in connection with such refinancing) (it being understood that, notwithstanding the foregoing, the aggregate outstanding principal amount and/or commitments with respect the Revolving Credit Agreement may be increased pursuant to Section 2.01(b) thereof (the amount of any such increase, the “Revolving Credit Agreement

Upsize”)), (v) an additional revolving credit agreement in an aggregate principal amount not to exceed, when taken together with any Revolving Credit Agreement Upsize, $1,500,000,000 and (vi) the Simultaneous Term Loan Facility (but only to the extent the aggregate principal amount thereof does not exceed $5,000,000,000), (b) intercompany indebtedness, (c) issuances of commercial paper or, to the extent access to the commercial paper market is no longer available, additional indebtedness in replacement thereof in an aggregate principal amount not to exceed $1,000,000,000, (d) capital leases, (e) purchase money indebtedness and equipment financings, (f) working capital facilities of Subsidiaries of the Borrower that are not organized under the laws of the United States, any State thereof or the District of Columbia, (g) overdraft facilities, (h) deferred purchase price obligations, (i) an aggregate principal amount of Sterling-denominated indebtedness not to exceed £500,000,000, (j) an aggregate principal amount of Euro-denominated indebtedness not to exceed €1,000,000,000, (k) to pay fees and expenses related to the Transactions and (l) other indebtedness in an aggregate principal amount not to exceed £500,000,000.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits or similar Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Installation is located, or (ii) where the recipient otherwise has a present or former connection (other than by reason of the activities and transactions specifically contemplated by this Agreement, including selling or assigning an interest in any Loan or Loan Document or enforcing provisions of any Loan Document), (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.05(e)(ii), (c) in the case of a Foreign Lender, any U.S. withholding Tax that is required to be imposed on amounts payable to such Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19) pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Installation), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.05(a)(i) or (ii), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 3.05(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Company Debt” means Indebtedness for Borrowed Money outstanding under the Amended and Restated Credit Agreement, dated as of January 13, 2015, among the Acquired Company, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral processing agent (as amended, restated, supplemented or otherwise modified prior to the Funding Date).

“Existing Debt Repayment” means the payment or other satisfaction in full of all amounts due or outstanding in respect of the Existing Company Debt, the termination of all commitments (if any) in respect thereof and the discharge and release of all guarantees (if any) thereof and security (if any) therefor.

“Extension Date” is defined in Section 2.02(b).

“FATCA” means sections 1471-1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any laws, rules and regulations adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to UBS on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Arranger Fee Letter (including any joinder to the Commitment Letter setting forth such fees payable to any Agent) and the Administrative Agency Fee Letter.

“Foreign Lender” means any Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any defined benefit plan as described in Section 3(35) of ERISA for which the Borrower, any Subsidiary or any member of the Controlled Group is a sponsor or administrator or to which the Borrower, any Subsidiary or any member of the Controlled Group has any liability, and which (a) is maintained or contributed to for the benefit of employees of the Borrower, any of its respective Subsidiaries or any member of its Controlled Group, (b) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (c) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the first date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 8.02).

“Funding Fees” is defined in Section 2.05(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to the Agreement Accounting Principles.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person, (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) for its Contingent Obligations, (vi) for its Net Mark-to-Market Exposure under Rate Management Transactions, (vii) for its Capitalized Lease Obligations, (viii) for its Rate Management Obligations, (ix) for its Receivables Transaction Attributed Indebtedness and (x) with respect to Disqualified Stock, (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person and (c) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indebtedness for Borrowed Money” of a Person means, without duplication, (a) indebtedness for borrowed money (whether or not evidenced by bonds, debentures, notes or similar instruments) or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) Capitalized Lease Obligations and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Indemnitee” is defined in Section 9.06(b).

“Information” is defined in Section 9.10.

“Initial Lenders” means UBS, HSBC Bank PLC, HSBC Bank USA, National Association and Bank of America, N.A.

“Intangible Assets” means, at any date of determination, the value, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, prepared in accordance with Agreement Accounting Principles and giving pro forma effect to any acquisition or disposition of Property of the Borrower or any of its subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles.

“Interest Period” means, with respect to a Eurocurrency Loan, a period of one week, one, two, three or six months or such other period agreed to by the Lenders and the Borrower, commencing on the Funding Date or on the date on which a Eurocurrency Loan is continued or an Alternate Base Rate Loan is converted into a Eurocurrency Loan. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter or, in the case of an Interest Period of one week, shall end on but exclude the day that is one week thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Judgment Currency” is defined in Section 15.06.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and permitted assigns pursuant to Section 12.01.

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the administrative information sheets provided to the Administrative Agent in connection herewith, or otherwise selected by such Lender or Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Section 2.01 (and any continuation thereof pursuant to Section 2.09) and refers to an Alternate Base Rate Loan or a Eurocurrency Loan. All Loans shall be denominated in Dollars.

“Loan Documents” means this Agreement, and any Notes issued pursuant to Section 2.13 (if requested), as the same may be amended, restated or otherwise modified and in effect from time to time.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Subsidiary” means any Subsidiary of the Borrower (a) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the Effective Date or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (b) which has at any time total assets (after intercompany eliminations) exceeding $7,000,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole or (b) the rights of or remedies available to the Lenders or the Administrative Agent against the Borrower under the Loan Documents, taken as a whole.

“Maturity Date” means the date 364 days after the Funding Date, provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day; provided, further, that such date may be extended in accordance with Section 2.02(b).

“Maturity Date Extension” is defined in Section 2.02(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA and is maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower, any Subsidiary or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (B) the reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction,

(D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds and (E) the pro rata portion of the cash received in connection therewith attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its wholly-owned Subsidiaries as a result thereof;

(b) with respect to any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of its Subsidiaries in connection with such issuance over (ii) the sum of the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Note” is defined in Section 2.13(d).

“Obligations” means all Loans, debts, liabilities, obligations, covenants and duties owing by the Borrower to any of the Agents, any Lender, any affiliate of the Agents or any Lender, or any indemnitee under the provisions of Section 9.06 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including, for the avoidance of doubt, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any Debtor Relief Law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding). The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent’s or such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, documentary, intangible, recording or filing taxes or any similar taxes, charges or levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any Subsidiary or any member of the Controlled Group may have liability.

“Platform” is defined in Section 6.01.

“Pricing Schedule” means the Schedule identifying the Applicable Margin attached hereto identified as such.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a portion equal to a fraction the numerator of which is such Lender’s outstanding Loans at such time and the denominator of which is the sum of the aggregate outstanding Loans at such time.

“Projections” is defined in Section 5.08.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Public Lender” is defined in Section 6.01.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding and limitations on assignments prior to the Funding Date that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Loans, as determined by the Borrower.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transactions were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and controlling persons of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the aggregate outstanding Loans; provided that the Commitment of, and the portion of the aggregate outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requisite Amount” means $250,000,000.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means sanctions administered by OFAC (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Section 5.11 Restricted Lender” is defined in Section 5.11.

“Section 6.11 Restricted Lender” is defined in Section 6.11.

“Simultaneous Term Loan Facility” means the Credit Agreement, dated as of December 18, 2015, among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

“Specified Representations” means the representations and warranties in Sections 5.01(a), Section 5.02 (solely with respect to the Borrowings hereunder and the performance of this Agreement), Section 5.03(a)(ii) (solely with respect to the Borrowings hereunder and the performance of this Agreement), Section 5.06, Section 5.09, Section 5.10 and Section 5.11 (solely with respect to the use of proceeds of the Loans).

“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, on any date of determination, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than fifteen percent (15%) of the Consolidated Assets of the Borrower and its Subsidiaries on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ticking Fee End Date” is defined in Section 2.05.

“Ticking Fees” is defined in Section 2.05.

“Total Capitalization” means Consolidated Debt plus Consolidated Net Worth.

“Total Tangible Assets” means, at any date of determination, Consolidated Assets less Intangible Assets.

“Transactions” means, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Agreement, (ii) the entering into of this Agreement, the other Loan Documents and funding of the Loans on the Funding Date and the consummation of the other transactions contemplated by this Agreement and the other Loan Documents, (iii) the Existing Debt Repayment, (iv) the consummation of any other transactions in connection with the foregoing (including all or any of those contemplated by the recitals to this Agreement) and (v) the payment of fees and expenses incurred in connection with the foregoing.

“Transferee” is defined in Section 12.02.

“Type” means, with respect to any Loan, its nature as an Alternate Base Rate Loan or a Eurocurrency Loan, as applicable.

“UBS” means UBS AG, Stamford Branch, in its individual capacity, and its successors.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

Section 1.02. References. Any references to the Borrower’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

Section 1.03. Exchange Rates, Basket Calculations.

(a) Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent based on the Exchange Rate in respect of the date of such determination.

(b) For purposes of determining compliance with Section 6.09, no Unmatured Default or Default shall be deemed to have occurred solely as a result of changes in Exchange Rates occurring after the time any Lien is created or incurred.

(c) For purposes of determining compliance with Section 6.10, the amount of Indebtedness for Borrowed Money denominated in any currency other than Dollars will be converted into Dollars based on the relevant Exchange Rate(s) in effect as of the last day of the fiscal quarter of the Borrower for which the ratio of Consolidated Debt to Total Capitalization is calculated.

(d) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

ARTICLE 2

THE CREDITS

Section 2.01. Description of Facility; Commitment. (a) Each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower on the Funding Date (which shall be no later than the last day of the Commitment Period) in an amount not to exceed its Pro Rata Share of the Aggregate Commitment in a single drawing; provided that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Funding Date, the undrawn portion thereof shall automatically be terminated. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action upon the earlier of (x) the Funding Date after giving effect to the funding of such Lender’s Loans on such date and (y) the expiration of the Commitment Period.

(b) The Borrower may at any time from time to time prior to the Funding Date, upon prior written notice by the Borrower to the Administrative Agent, increase the Commitments by a maximum aggregate principal amount of up to TWO BILLION DOLLARS ($2,000,000,000) with additional Commitments from any existing Lenders and/or with new Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent; provided that:

(i) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii) no Default or Unmatured Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(v) as a condition precedent to such increase, the Borrower shall (x) deliver to the Administrative Agent a certificate dated as of the date of such increase signed by an Authorized Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date and (2) no Default or Unmatured Default exists and (y) pay any applicable fee related to such increase (including, without limitation, any applicable arrangement, upfront and/or administrative fee).

In connection with the effectiveness of any increase under this Section 2.01(b), (x) the Commitment Schedule shall be deemed amended to reflect such increase and the updated Commitments and Pro Rata Shares of the Lenders and (y) the Administrative Agent shall promptly notify the Borrower and the Lenders of the updated Commitment Schedule.

Section 2.02. Repayment of Loans (a) All outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

Notwithstanding the termination of this Agreement on the Maturity Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

(b) The Borrower may extend the Maturity Date with respect to up to an aggregate principal amount of THREE BILLION DOLLARS ($3,000,000,000) of outstanding Loans for up to an additional 90-day period (a “Maturity Date Extension”) by providing written notice of such request to the Administrative Agent not more than 60 days and not less than 30 days prior to the existing Maturity Date (the “Extension Date”). The Administrative Agent shall promptly notify each Lender of such request and if the aggregate principal amount of the Loans of all Lenders exceeds $3,000,000,000, the Borrower shall prepay the Loans of such Lenders in a pro rata amount among such Lenders such that the Loans of such Lenders subject to such Maturity Date Extension do not in the aggregate exceed $3,000,000,000 (or such lesser amount as the Borrower may elect). Each such Maturity Date Extension will not be effective as to any Lender unless (a) no Default or Unmatured Default shall have occurred and be continuing on or as of the date of such extension, (b) all representations and warranties of the Borrower set forth in Article V (excluding those contained in Sections 5.05 and 5.07) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as if made on and as of the date of such extension, except to the extent a representation or warranty is stated to relate solely to an earlier date, in which case the representation or warranty shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as such earlier date, (c) all fees and expenses payable on or prior to the existing Maturity Date shall have been paid and (d) the Borrower shall have delivered an officer’s certificate confirming satisfaction of each of clause (a) and (b). On the Extension Date, the Borrower shall pay to each Lender an extension fee in an amount equal to 0.50% of the aggregate principal amount of such Lender’s Loans subject to the Maturity Date Extension.

Section 2.03. [Reserved]

Section 2.04. [Reserved]

Section 2.05. Fees; Reductions in Aggregate Commitment.

(a) Fees.

(i) Funding Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each of the Lenders (including, to the extent applicable, any Initial Lender) funding Loans hereunder, funding fees (the “Funding Fees”) in an aggregate amount equal to 0.50% of the aggregate principal amount of Loans actually made by such Lender hereunder on the date of its funding, which fee shall be due and payable on the Funding Date.

(ii) Ticking Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee in Dollars (the “Ticking Fees”) in an amount equal to 0.125% per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) multiplied by the aggregate outstanding Commitments of such Lender then outstanding, accruing from and including the later of (a) January 25, 2016 and (b) the Effective Date to but excluding the earlier of (i) the termination of the Commitments and (ii) the Funding Date (such earlier date, the “Ticking Fee End Date”). The Ticking Fees shall be payable in arrears on each Payment Date during the Commitment Period and on the Ticking Fee End Date.

(iii) Duration Fee. The Borrower will pay to each Lender a duration fee in an amount equal to (i) 0.50% of the aggregate principal amount of such Lender’s Loans outstanding on the date which is 90 days after the Funding Date, due and payable in cash on such 90th day (or if such day is not a Business Day, the next Business Day); (ii) 0.75% of the aggregate principal amount of such Lender’s Loans outstanding on the date which is 180 days after the Funding Date, due and payable in cash on such 180th day (or if such day is not a Business Day, the next Business Day); and (iii) 1.00% of the aggregate principal amount of such Lender’s Loans outstanding on the date which is 270 days after the Funding Date, due and payable in cash on such 270th day (or if such day is not a Business Day, the next Business Day).

(b) Fee Letters. The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(c) Optional Reductions in Aggregate Commitments. The Borrower shall have the right, upon same day written notice to the Administrative Agent delivered prior to 11:00 a.m. (New York time) on any Business Day, to terminate in whole or reduce ratably in part the unused portions of the Commitments of the Lenders at the election of the Borrower. Each partial reduction of the Commitments shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, once terminated, a Commitment may not be reinstated. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under this Section 2.05(c). All fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(d) Mandatory Reductions in Aggregate Commitment. In the event that (1) the Borrower or any of its Subsidiaries enters into a committed term loan credit facility for the purpose of financing the Transactions (other than the Simultaneous Term Loan Facility), automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Arrangers of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility, the Commitments shall be automatically reduced in an amount equal to 100% of the committed amount under such term loan credit facility and (2) (i) the Borrower or any of its Subsidiaries receives Net Cash Proceeds arising from any Debt Incurrence (other than any Debt Incurrence under a Qualifying Term Facility that has reduced the Commitments pursuant to Section 2.05(d)(1)), (ii) the Borrower receives Net Cash Proceeds from any Equity Issuance or (iii) the Borrower or any of its Subsidiaries receives Net Cash Proceeds in excess of $250,000,000 for any individual transaction (and in excess of $500,000,000 in the aggregate) from any Asset Sale (other than an Excluded Asset Sale), in each case, then the Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds. The Borrower shall give the Administrative Agent same day written notice on the effective date of the Qualifying Term Facility or on the date of the receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds, with a reasonably detailed calculation of the Net Cash Proceeds, as applicable, and the Administrative Agent shall promptly notify each Lender of its receipt of each such notice. All fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.06. [Reserved]

Section 2.07. Prepayments.

(a) Optional Prepayments.

(b) The Borrower may from time to time pay, without penalty or premium, all of its outstanding Alternate Base Rate Loans, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of its outstanding Alternate Base Rate Loans upon prior notice to the

Administrative Agent (stating the proposed date and aggregate principal amount of the applicable prepayment) at or before 1:00 p.m. (New York time) on the date of such payment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 but without penalty or premium, all of its outstanding Eurocurrency Loans, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of its outstanding Eurocurrency Loans upon prior notice to the Administrative Agent (stating the proposed date and aggregate principal amount of the applicable prepayment) at or before 1:00 p.m. (New York time) at least three (3) Business Days’ prior to the date of such payment (or, subject to the payment of any funding indemnification amounts, if any, required by Section 3.04, such other prior notice as the Administrative Agent may agree to). Subject to Section 2.21, each such prepayment shall be applied to the outstanding Loans of each Lender at the direction of the Borrower in accordance with such Lender’s respective Pro Rata Share thereof.

(c) Mandatory Prepayment. In the event that (i) the Borrower or any of its Subsidiaries receives Net Cash Proceeds arising from any Debt Incurrence (other than any Debt Incurrence under a Qualifying Term Facility that has reduced the Commitments pursuant to Section 2.05(d)), (ii) the Borrower receives Net Cash Proceeds from any Equity Issuance or (iii) the Borrower or any of its Subsidiaries receives Net Cash Proceeds in excess of $250,000,000 for any individual transaction (and in excess of $500,000,000 in the aggregate) from any Asset Sale (other than an Excluded Asset Sale), in each case, the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three (3) Business Days following the receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds; provided that notwithstanding the foregoing, receipt of such Net Cash Proceeds by any Subsidiaries of the Borrower other than Subsidiaries organized under the laws of the United States, any State thereof or the District of Columbia shall not require any prepayment of Loans to the extent such prepayment (x) would result in material adverse tax consequences or (y) is not prohibited, delayed or restricted under applicable law, in each case, as reasonably determined by the Borrower. The Borrower shall give the Administrative Agent notice of the receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds, which notice shall be at least three (3) Business Days prior to the date of such payment, with a reasonably detailed calculation of the Net Cash Proceeds, and the Administrative Agent shall promptly notify each Lender of its receipt of each such notice. Each prepayment of Loans shall be applied ratably to the Loans. Each prepayment shall be made by the payment of the principal amount to be prepaid and accrued interest and fees thereon to the date fixed for prepayment plus in the case of any Eurocurrency Loans, any amounts due under Section 3.04.

Section 2.08. Method of Selecting Types and Interest Periods for New Loans. The Borrower shall select the Type of Borrowing and, in the case of each Eurocurrency Loan, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent notice (which notice may be conditioned on the satisfaction or waiver (in accordance with Section 8.02) of the conditions set forth in Section 4.02) substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), in each case appropriately completed and signed by an Authorized Officer of the Borrower (a “Borrowing Notice”) not later than 9:30 a.m. (New York time) one (1) Business Day before the date of the proposed borrowing of each Alternate Base Rate Loan and three (3) Business Days before the date of the proposed borrowing of each Eurocurrency Loan. A Borrowing Notice shall specify:

(a) the date of the proposed borrowing, which shall be a Business Day, of such Loans,

(b) the aggregate amount of such Loan,

(c) the Type of the Borrowing selected,

(d) in the case of a proposed borrowing comprised of Eurocurrency Loans, the Interest Period applicable thereto, and

(e) the location and number of the Borrower’s account to which proceeds of the Loan are to be disbursed.

No more than ten (10) Interest Periods shall be in effect at any time (unless such limit has been waived by the Administrative Agent in its sole discretion) (which number of Interest Periods may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any increase of the Commitments pursuant to Section 2.01(b)).

Section 2.09. Conversion and Continuation of Outstanding Loans. Alternate Base Rate Loans shall continue as Alternate Base Rate Loans unless and until such Alternate Base Rate Loans are converted into Eurocurrency Loans pursuant to this Section 2.09 or are prepaid or repaid in accordance with Section 2.07. Each Eurocurrency Loan shall continue as a Eurocurrency Loan until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Loan shall be automatically converted into an Alternate Base Rate Loan unless (x) such Eurocurrency Loan is or was repaid in accordance with Section 2.07 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation

Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Loans continue as a Eurocurrency Loans for the same or another Interest Period. The Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Loans into a Eurocurrency Loan. Notwithstanding anything to the contrary contained in this Section 2.09, (except with the consent of the Required Lenders) when any Default has occurred and is continuing each Loan shall be continued as a Loan with an Interest Period not longer than one month. The Borrower shall give the Administrative Agent notice substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), in each case appropriately completed and signed by an Authorized Officer of the Borrower (a “Conversion/Continuation Notice”) of each conversion of an Alternate Base Rate Loans into a Eurocurrency Loans or continuation of a Eurocurrency Loan not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Loan which is to be converted or continued as a Eurocurrency Loan, and

(c) the duration of the Interest Period applicable thereto.

Section 2.10. Interest Rates. Each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurocurrency Loan into an Alternate Base Rate Loan pursuant to Section 2.09 hereof, to but excluding the date it is paid or is converted into a Eurocurrency Loan pursuant to Section 2.09 hereof, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for such day. Changes in the rate of interest on that portion of any Loan maintained as an Alternate Base Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate for the applicable period plus the Applicable Margin. No Interest Period may end after the Maturity Date.

Section 2.11. Rates Applicable After Default. During the continuance of a Default under Section 7.02 the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates, and which election and notice shall not be required after a Default or Unmatured Default under Section 7.05 or 7.06), declare that interest on the overdue amount of the Loans shall be payable at a rate (after as well as before the commencement of any proceeding under any Debtor Relief Laws) equal to 2% per annum in excess of the rate otherwise payable thereon (and, with respect to any other overdue amounts, shall bear interest at a rate equal to the Alternate Base Rate plus the Applicable Margin applicable to Alternate Base Rate Loans plus 2% per annum) commencing on the date of such Default and continuing until such Default is cured or waived.

Section 2.12. Method of Payment. Except as otherwise specified herein, all payments by the Borrower of principal, interest and its other Obligations shall be made in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 2:00 p.m. (New York time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

Section 2.13. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (A) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (C) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 12.01, (D) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (E) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with their terms.

(d) Any Lender may request that the Loans made or to be made by it be evidenced by a promissory note in substantially the form of Exhibit E (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender (or its registered assigns). Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.01, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.14. Reserved.

Section 2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Loan shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Funding Date, on any date on which the Alternate Base Rate Loan is prepaid, whether due to acceleration or otherwise, and on the Maturity Date. Interest accrued on each Eurocurrency Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Loan is prepaid, whether by acceleration or otherwise, and on the Maturity Date. Interest accrued on each Eurocurrency Loan having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. With respect to (a) interest on all Loans (other than Alternate Base Rate Loans where the interest is based on the Prime Rate) and fees hereunder, such interest or fees shall be calculated for actual days elapsed on the basis of a 360-day year and (b) interest on Loan which are Alternate Base Rate Loans where the interest is based on the Prime Rate, such interest shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to

2:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on a Loan, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

Section 2.16. Notification of Loans, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and prepayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Not later than 1:00 p.m. (New York time) on the Funding Date, each Lender shall make available its Loans in funds immediately available to the Administrative Agent’s Office for the applicable currency. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

Section 2.17. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.18. Payments Generally; Administrative Agent’s Clawback. (a) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Alternate Base Rate Loans, prior to 12:00 noon (New York time) on the date of the proposed Borrowing of such Loans) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.16 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same

Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the Overnight Rate and (b) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.06(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.06(c).

Section 2.19. Replacement of Lender. If any Lender requests compensation under Section 3.01 or 3.02, or if any Lender gives notice to the Borrower pursuant to Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender is a Defaulting Lender, or if a Lender fails to consent to an amendment or waiver approved by the Required Lenders as to any matter for which such Lender’s consent is needed, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.01), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.01(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any such assignment resulting from a failure to consent to an amendment or waiver approved by the Required Lenders, such assignee shall have consented to the relevant amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20. Sharing of Payments by Lenders. Except as otherwise specified herein, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share to which it is entitled pursuant thereto, then the Lender receiving such greater proportion shall ii) notify the Administrative Agent of such fact, and iii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower for itself and solely with respect to its Obligations consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.21. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.02 and the definition of Required Lender.

(ii) Certain Fees. The Defaulting Lender shall not be entitled to receive any fee on its Commitments pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.01. Yield Protection. If, after the date of this Agreement, any Change in Law:

(a) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(b) subjects any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes covered by Section 3.05 and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) imposes on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loans (or in the case of a Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 3.01 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, unless such Lender is generally seeking compensation from other borrowers that are similarly situated to and of similar creditworthiness with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.01.

Section 3.02. Changes in Capital Adequacy Regulations; Certificates for Reimbursement; Delay in Requests.

(a) Changes in Capital Adequacy. If any Lender determines that any Change in Law after the date of this Agreement affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 3.02 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, unless such Lender is generally seeking compensation from other borrowers that are similarly situated to and of similar creditworthiness with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.02.

(b) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.01 or subsection (a) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section or Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section or Section 3.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that it is generally charging such costs to similarly situated customers of similar creditworthiness of the applicable Lender under agreements having provisions similar to this Section 3.02(d) after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). If a Lender fails to give notice 30 days prior to the relevant Payment Date, such additional costs shall be due and payable 30 days from receipt of such notice. For the avoidance of doubt, any amounts paid under this Section 3.02(d) shall be without duplication of eurocurrency adjustments in the definition of “Eurocurrency Rate”.

Section 3.03. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert Alternate Base Rate Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurocurrency Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.04. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan or other than upon at least three (3) Business Days’ prior notice to the Administrative Agent (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any prepayment or conversion required pursuant to Section 3.03);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any foreign exchange losses and loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market and for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

Section 3.05. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (1) the Borrower or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent, as applicable, to be required based upon the information and documentation it, or the applicable taxing authority, has received pursuant to subsection (e) below (for the avoidance of doubt, in the case of any such information and documentation received by an applicable taxing authority, solely to the extent the Borrower or the Administrative Agent has been provided with a copy of such information and documentation or otherwise has actual knowledge of such information and documentation and, in each case, is entitled to rely thereon), (2) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (3) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also indemnify the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii)(x)(1) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify (x) the Borrower and the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of (1) the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e) or (2) the failure of such Lender to comply with the provisions of Section 12.01(d) relating to the maintenance of a Participant Register and (y) the Administrative Agent against any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) or Excluded Taxes attributable to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.05, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower, the Administrative Agent or the applicable taxing authority, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information (A) to secure any applicable exemption from, or reduction in the rate of, deduction or withholding imposed by any jurisdiction in respect of any payments to be made by the Borrower to such Lender and (B) as will permit the Borrower or the Administrative Agent, as the case may be, to determine (1) whether or not payments made hereunder or under any other

Loan Document are subject to Taxes, (2) if applicable, the required rate of withholding or deduction, and (3) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code,

(A) any Lender (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN or W-BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender (or such other Person) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) each Lender shall deliver to the Administrative Agent and the Borrower such documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such

Lender are subject to withholding tax under FATCA. Solely for purposes of this sub-clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender and as may be reasonably necessary (including the re-designation of its Lending Installation), to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, as the case may be, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Borrower) or other charges imposed by the relevant Governmental Authority), to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 3.06. Mitigation Obligations. If any Lender requests compensation under Section 3.01 or Section 3.02, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender gives a notice pursuant to Section 3.03, then such Lender shall use reasonable efforts to designate a different

Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.07. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof that (a)(i) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan, or (b) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for the making of, conversion to or continuation of Eurocurrency Loans or, failing that, will be deemed to have converted such request into a request for Alternate Base Rate Loans in the amount specified therein.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Initial Effectiveness. The Lenders’ Commitments shall become effective hereunder on and as of the first date (the “Effective Date”) on which the Borrower has furnished to the Administrative Agent (or, in the case of Section 4.01(d), the Borrower shall have paid) each of the following:

(a) Copies of the articles of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing for the Borrower, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(b) Copies, certified by the Secretary or Assistant Secretary of the Borrower of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party and a certification that there have been no changes to its articles of incorporation provided pursuant to Section 4.01(a);

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or employees of the Borrower authorized to sign the Loan Documents to which the Borrower is a party and to request Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(d) The Borrower shall have paid all fees, costs and expenses due and payable to the Administrative Agent, for itself and on behalf of the Agents and the Lenders, or its counsel on the Effective Date and (in the case of expenses) for which the Borrower has received an invoice (provided that such invoice may reflect an estimate and/or only costs processed to date and shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent, including with respect to fees, costs or expenses incurred prior to the Effective Date) at least three (3) Business Days prior to the Effective Date;

(e) From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Funding Date. Each Lender’s obligations to make any Loan hereunder shall become effective upon the satisfaction or waiver (in accordance with Section 8.02) of the following conditions on or after the Effective Date:

(a) The Effective Date shall have occurred;

(b) The Acquisition shall have been (or, substantially contemporaneously with the borrowing of the Loans, shall be) consummated in each case in all material respects in accordance with the terms set forth in the Acquisition Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower that are materially adverse to the interests of the Lenders (it being understood that any modification, amendment, supplement, consent, waiver or request by the Borrower to the definition of Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed to be materially adverse to the interests of the Lenders and any consent or request made by the Borrower pursuant to Section 6.15 of the Acquisition Agreement and the Acquired Company’s compliance therewith shall not be deemed to be materially adverse to the interests of the Lenders), unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed);

(c) The Administrative Agent shall have received (i) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower and the Acquired Company for each of the three fiscal years most recently ended at least 90 days prior to the Funding Date and (b) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower and the Acquired Company for each subsequent fiscal quarter ended at least 45 days prior to the Funding Date; provided that the filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Borrower or the Acquired Company will satisfy the applicable conditions set forth in this clause (c) of Section 4.02. The Administrative Agent acknowledges the receipt of each of (i) the Borrower’s Form 10-K or 10-K/A for the fiscal years ended August 31, 2013, August 31, 2014 and August 31, 2015, and Form 10-Qs for the quarterly periods ended November 30, 2014, February 28, 2015 and May 31, 2015 and (ii) the Acquired Company’s Form 10-K for the fiscal years ended March 2, 2013, March 1, 2014 and February 28, 2015, and Form 10-Qs for the quarterly periods ended May 30, 2015 and August 29, 2015 (each of which are deemed to have been delivered by or on behalf of the Borrower). Notwithstanding the foregoing, in no event shall the Borrower or the Acquired Company be required to change their respective fiscal year end date;

(d) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit I hereto;

(e) Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement); provided that clause (C) of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) shall be excluded from such definition for the purpose of determining the satisfaction of this clause (c);

(f) The Borrower shall have paid all fees, costs and expenses due and payable to the Administrative Agent, for itself and on behalf of the Agents and the Lenders, or its counsel on the Funding Date and (in the case of expenses) for which the Borrower has received an invoice (provided that such invoice may reflect an estimate and/or only costs processed to date and shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent, including with respect to fees, costs or expenses incurred prior to the Funding Date) at least three (3) Business Days prior to the Funding Date;

(g) At least three (3) Business Days prior to the Funding Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act, to the extent such information was reasonably requested by an Arranger (including on behalf of any Lender) in writing at least ten (10) days prior to the Funding Date;

(h) The Lenders shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Funding Date) of Simpson Thacher & Bartlett LLP reasonably acceptable to the Arrangers, in each case in form and substance to be mutually agreed upon by the Arrangers and the Borrower prior to the Funding Date;

(i) At the time of and upon giving effect to the borrowing of the Loans on the Funding Date (i) each of the Acquisition Representations and the Specified Representations shall be true and correct in all material respects (except to the extent already qualified by materiality or Material Adverse Effect) and (ii) with respect to the Borrower, there shall not exist any Default or Unmatured Default under Section 7.05 or Section 7.06;

(j) Simultaneously with the borrowing of the Loans on the Funding Date (or substantially simultaneously therewith), the Existing Debt Repayment shall have been consummated and the Administrative Agent shall have received satisfactory evidence thereof;

(k) The Administrative Agent shall have received (i) a certificate in substantially the form of Exhibit H, dated as of the Funding Date, from an Authorized

Officer or the Secretary or Assistant Secretary of the Borrower certifying that (x) no Default or Unmatured Default has occurred and is continuing, or would result from such Loan and (y) the representations and warranties contained in Article 5 are, in each case, true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of the Funding Date and (ii) a Borrowing Notice in accordance with Section 2.08.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows to each Lender and the Agents as of the Funding Date.

Section 5.01. Existence and Standing. The Borrower (a) is a corporation, partnership, limited liability company or other entity duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03. No Conflict; Government Consent. (a) Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, (ii) the Borrower’s bylaws, articles or certificate of incorporation, partnership agreement, certificate of partnership, operating agreement or other management agreement, articles or certificate of organization or other similar formation, organizational or governing documents, instruments and agreements, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect.

(b) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Loan Documents, the payment and performance by the Borrower of its Obligations or the legality, validity, binding effect or enforceability of the Loan Documents.

Section 5.04. Financial Statements. The August 31, 2015 audited consolidated financial statements of the Borrower and its Subsidiaries, copies of which are included in the Borrower’s Annual Report on Form 10-K as filed with the SEC, (a) were prepared in accordance with GAAP, (b) fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended and (c) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof that are required under Agreement Accounting Principles to be reflected thereon.

Section 5.05. Material Adverse Effect. Except (a) as disclosed in the Borrower SEC Report (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements or (b) as set forth in the buyer disclosure schedule to the Acquisition Agreement in the form delivered to the Administrative Agent on October 27, 2015, as of the Funding Date, since August 31, 2015 there has been no material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 5.06. Solvency. As of the Funding Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on the Funding Date) have sufficient capital to ensure that it is a going concern; and (iii) Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans hereunder, and the use of proceeds of such Loans on the Funding Date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable. Capitalized terms used in this Section 5.06 but not otherwise defined herein shall have the meanings set forth in Exhibit I.

Section 5.07. Litigation. As of the Funding Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which has not been disclosed in the Borrower SEC Report or Acquired Business’s 2015 Annual Report, (a) that would reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

Section 5.08. Disclosure. (a) All information (other than financial projections and other forward-looking information (collectively, the “Projections”) and information of a general economic or industry nature) (as used in this Section 5.08, the “Information”) provided by or on behalf of the Borrower or its representatives to the Agents or the Lenders in written form in connection with the transactions contemplated hereby does not, when taken as a whole, and will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading when taken as a whole and in light of the circumstances under which such statements were made (giving effect to any supplements then or theretofore furnished).

(b) The Projections provided by or on behalf of the Borrower or its representatives to the Agents or the Lenders in connection with the facility made available hereunder have been and will be prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such Projections are furnished to the Agents or the Lenders, it being understood and agreed that Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s and/or the Acquired Business’ control, that no assurance can be given that such Projections will be realized, that actual results may differ significantly from the Projections and that such differences may be material.

Section 5.09. Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of the Loans, margin stock (as defined in Regulation U) constitutes not more than twenty-five (25%) of the value of those assets of the Borrower which are subject to any limitation on sale or pledge, or any other restriction hereunder.

Section 5.10. Investment Company Act. The Borrower is not an “investment company”, a company “controlled by” an “investment company” or a company required to register as an “investment company,” each as defined in the Investment Company Act of 1940, as amended.

Section 5.11. OFAC, FCPA. None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any directors or officers of the Borrower or any of its Subsidiaries, is the subject of Sanctions. None of the Borrower or its Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. No part of the proceeds of the Loans shall be used by the Borrower in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or Sanctions. Any Lender may elect not to benefit from the representation set forth in this Section 5.11 by providing prior written notice of such election to the Administrative Agent and the Borrower (such Lender, a “Section 5.11 Restricted Lender”). This Section 5.11 shall only apply for the benefit of a Section 5.11 Restricted Lender to the extent that this Section 5.11 would not result in any violation of or liability under EU Regulation (EC) 2271/96 or §7 of the German Aussenwirtschaftsverordnung. In connection with any amendment, waiver, determination or direction relating to this Section 5.11, the Loans of any Section 5.11 Restricted Lender will be excluded for the purpose of determining whether any consent pursuant to Section 8.02 has been obtained.

ARTICLE 6

COVENANTS

From the Funding Date, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied:

Section 6.01. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent for the Administrative Agent’s distribution to the Lenders:

(a) As soon as available, but in any event on or prior to the earlier of (i) the 90th day after the close of each of its fiscal years and (ii) the day that is five (5) Business Days after the date the Borrower’s annual report on Form 10-K is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the first fiscal year of the Borrower ending after the Funding Date), a consolidated balance sheet as of the end of such period, related statements of earnings, statements of equity and cash flows prepared in accordance with GAAP on a consolidated basis for itself and its subsidiaries together with an audit report certified by independent certified public accountants of recognized standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated subsidiaries as a going concern, accompanied by any management letter prepared by said accountants.

(b) As soon as available, but in any event on or prior to the earlier of (i) the 45th day after the close of the first three quarterly periods of each of its fiscal years and (ii) the day that is five (5) Business Days after the date the Borrower’s quarterly report on Form 10-Q is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the first fiscal quarter of the Borrower ending after the Funding Date), for itself and its subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated unaudited statements of earnings, statements of equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, chief accounting officer or treasurer.

(c) Together with the financial statements required under Sections 6.01(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with the financial covenant set forth in Section 6.10 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof; it being understood and agreed that in the event the Borrower delivers a notice to the Administrative Agent pursuant to the proviso to the definition of “Agreement Accounting Principles”, “Capitalized Leases” and/or “Capitalized Lease Obligations”, the Borrower shall deliver an additional calculation of compliance with the financial covenant set forth in Section 6.10 demonstrating that notwithstanding GAAP in effect at such time, the Borrower has complied with Section 6.10 under GAAP (i) as in effect and applied immediately before such change in GAAP (in the case of such a notice under “Agreement Accounting Principles) or (ii) as it relates to operating leases, as in effect on January 1, 2015 (in the case of such a notice under “Capitalized Leases” or “Capitalized Lease Obligations), which shall satisfy the Borrower’s obligation to furnish a calculation of compliance in this Section 6.01(c); provided that in no event shall the Borrower be required to furnish the Administrative Agent with more than one version of financial statements pursuant to Section 6.01(a) or Section 6.01(b) prepared in accordance with different versions of GAAP as a result of any such notice.

(d) Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.01 which the Borrower or any of its Subsidiaries files with the SEC.

(e) Such other information with respect to the business, condition or operations, financial or otherwise, and Properties of the Borrower and its Subsidiaries as the Administrative Agent, including at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at http://investor.walgreensbootsalliance.com or such other website with respect to which the Borrower may from time to time notify the Administrative Agent and to which the Lenders have access; or (ii) on which such documents are posted on the Borrower’s behalf by the Administrative Agent on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed electronically through EDGAR and available on the Internet at www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting or filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower

Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.02. Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans to (i) finance a portion of the consideration in respect of the Acquisition under the Acquisition Agreement, (ii) consummate the Existing Debt Repayment and (iii) pay fees and expenses related to the Transactions. The Borrower shall use the proceeds of the Loans in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and Regulation X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 6.03. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default.

Section 6.04. Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, except as otherwise permitted by Section 6.07, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other entity in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than valid existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Compliance with Laws. The Borrower will, and will cause each of its Major Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), except to the extent such noncompliance would not have a Material Adverse Effect.

Section 6.06. Inspection; Keeping of Books and Records. Subject to applicable law and third party confidentiality agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent, during the continuance of a Default or Unmatured Default, by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with their respective officers at such reasonable times and intervals as the Administrative Agent may designate but in all events upon reasonable prior notice to the Borrower’s Finance Department, Attention: Director of Investor Relations. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

Section 6.07. Merger.

(a) The Borrower will not merge into or consolidate with any other Person, unless (i) the Person formed by such consolidation or into which the Borrower is merged shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, the Borrower’s obligations for the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of the Borrower to be performed; and (ii) immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing. For the avoidance of doubt, this Section 6.07 shall only apply to a merger or consolidation in which the Borrower is not the surviving Person.

(b) Upon any consolidation by the Borrower with or merger by the Borrower into any other Person, the successor Person formed by such consolidation or into which the Borrower is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

Section 6.08. Sale of Assets. The Borrower will not lease, sell or otherwise dispose of, or permit one or more Subsidiaries to lease, sell or otherwise dispose of, all or substantially all of the Property of the Borrower and the Subsidiaries, taken as a whole, to any Person, unless, immediately before and after giving effect thereto and subject to Section 2.07(c) (to the extent applicable), no Default or Unmatured Default would exist.

Section 6.09. Liens. The Borrower will not, and will not permit any Major Subsidiary to, create or suffer to exist any Lien in, of or on any of its Property, in each case to secure or provide for the payment of any Indebtedness for Borrowed Money, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b) Liens for taxes, assessments or governmental charges or levies on its Property regardless of their delinquency or whether they can be paid without penalty provided such taxes, assessments, charges or levies do not in the aggregate at any one time exceed $10,000,000.

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(e) Utility easements, building restrictions and such other encumbrances or charges against real property as the Borrower reasonably deems necessary or desirable consistent with past practices.

(f) Precautionary Liens provided by the Borrower or Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by the Borrower or Major Subsidiary which transaction is determined by the Board of Directors of the Borrower or Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States.

(g) Liens existing on the date hereof securing Indebtedness for Borrowed Money (and the replacement, extension or renewal thereof upon or in the same property).

(h) Liens securing Indebtedness for Borrowed Money in an aggregate amount, immediately after giving effect to the incurrence of such Indebtedness for Borrowed Money, not to exceed 15% of Total Tangible Assets.

(i) Liens on deposits, cash or cash equivalents, if any, in favor of any issuer of one or more letters of credit issued under the Revolving Credit Agreement to cash collateralize or otherwise secure the obligations of a defaulting lender to fund risk participations thereunder.

(j) Usual and customary set off rights with respect to bank accounts and brokerage accounts in the ordinary course of business.

(k) Usual and customary deposits in favor of lessors and similar deposits in the ordinary course of business.

(l) Liens existing on property of any Person acquired by the Borrower or Major Subsidiary, other than any such Lien or security interest created in contemplation of such acquisition (and the replacement, extension or renewal thereof upon or in the same property).

Section 6.10. Financial Covenant. As of the last day of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter-end date occurring after the Funding Date, the ratio of Consolidated Debt to Total Capitalization (after giving effect to the Acquisition and the Transactions) shall not be greater than 0.60:1.00.

Section 6.11. Sanctions. The Borrower and its Subsidiaries will not, directly or, to the knowledge of the Borrower, indirectly, (a) use the proceeds of the Loans, or (b) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, in each case, to fund any activities or business (x) of or with any individual or entity named on the most current list of Specially Designated Nationals or Blocked Persons maintained by OFAC or the U.S. Department of State, or (y) in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except in the case of (a) or (b) to the extent licensed by OFAC or otherwise permissible under U.S. law. Any Lender may elect not to benefit from the covenants set forth in this Section 6.11 by providing prior written notice of such election to the Administrative Agent and the Borrower (such Lender, a “Section 6.11 Restricted Lender”). This Section 6.11 shall only apply for the benefit of a Section 6.11 Restricted Lender to the extent that this Section 6.11 would not result in any violation of or liability under EU Regulation (EC) 2271/96 or §7 of the German Aussenwirtschaftsverordnung. In connection with any amendment, waiver, determination or direction relating this Section 6.11, the Loan of any Section 6.11 Restricted Lender will be excluded for the purpose of determining whether any consent pursuant to Section 8.02 has been obtained.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.01. Breach of Representations or Warranties. Any representation or warranty made by the Borrower to the Lenders or the Administrative Agent under this Agreement, or any certificate or information delivered in connection with this Agreement, shall be false in any material respect when made or deemed made.

Section 7.02. Failure to Make Payments When Due. Nonpayment of (a) principal of any Loan when due or (b) interest upon any Loan, any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

Section 7.03. Breach of Covenants. The breach by the Borrower of (a) any of the terms or provisions of Section 6.03, 6.07, 6.08, 6.09 or 6.10 or (b) any of the other terms or provisions of this Agreement which is not remedied within thirty (30) days after the Borrower knows of the occurrence thereof.

Section 7.04. Cross Default. (a) The Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness for Borrowed Money which is outstanding in a principal amount of at least the Requisite Amount in the aggregate (but excluding Indebtedness arising hereunder) of the Borrower or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders.

(b) Any Indebtedness for Borrowed Money of the Borrower or any Major Subsidiary which is outstanding in a principal amount of at least the Requisite Amount in the aggregate shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness for Borrowed Money shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by the Borrower or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Indebtedness for Borrowed Money and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for the payment of such Indebtedness for Borrowed Money has been made in form and substance satisfactory to the Required Lenders.

(c) The Borrower or any of its Major Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

Section 7.05. Voluntary Bankruptcy; Appointment of Receiver; Etc. The Borrower or any of its Major Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.05, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.06

Section 7.06. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Borrower or any of its Major Subsidiaries, a receiver, trustee, custodian, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Major Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.05(d) shall be instituted against the Borrower or any of its Major Subsidiaries, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, in each case, for a period of sixty (60) consecutive days.

Section 7.07. Judgments. The Borrower or any of its Major Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third party insurance and as to which the insurer has not disclaimed coverage) in excess of $200,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.08. Unfunded Liabilities. (i) The aggregate Unfunded Liabilities of all Plans would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole; (ii) the present value of the unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans in the aggregate would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole; or (iii) any Reportable Event shall occur in connection with any Plan and such Reportable Event would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 7.09. [Reserved]

Section 7.10. Other ERISA Liabilities. The Borrower, any Subsidiary or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, any Subsidiary or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), would reasonably be expected to result in a material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 7.11. Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document for any reason other than as expressly permitted hereunder or thereunder.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.01. Acceleration, Etc. If at any time on or after the Funding Date any Default described in Section 7.05 or 7.06 occurs, the Obligations of the Borrower shall immediately become due and payable, without any election or action on the part of the Administrative Agent or any Lender. If at any time on or after the Funding Date, any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may declare the Obligations of the Borrower to be due and payable (in whole or in part), whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. Promptly upon any acceleration of the Obligations, the Administrative Agent will provide the Borrower with notice of such acceleration.

If, within thirty (30) days after acceleration of the maturity of the Obligations of the Borrower as a result of any Default (other than any Default as described in Section 7.05 or 7.06) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

Section 8.02. Amendments. Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(a) Extend the final maturity of any of the Loans of any Lender or forgive all or any portion of the principal amount thereof payable to any Lender, or reduce the rate or extend the scheduled time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) payable to any Lender, without the consent of each Lender affected thereby.

(b) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend Section 2.20 or the definition of “Pro Rata Share”, without the consent of all Lenders affected thereby. For the sake of clarity, the increase of one or more term loans or an extension of the maturity of a portion of the term loan facility and similar modifications shall be permitted with the consent of the Required Lenders and the Lenders agreeing to increase the amount of their commitment or extend the maturity of their Loans.

(c) Extend the Maturity Date as it applies to any Lender (other than as expressly permitted by the terms of Section 2.02(b)), or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder (other than as expressly permitted by the terms of Section 2.01(b)) without the consent of each Lender affected thereby.

(d) Permit the Borrower to assign its rights or obligations under this Agreement except as provided in Section 6.07 without the consent of all Lenders.

(e) Amend this Section 8.02 without the consent of all Lenders.

provided further, that (x) no amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent; (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (z) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such related documents to be consistent with this Agreement and the other Loan Documents). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (it being specifically understood and agreed that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all

Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.03. Preservation of Rights. No delay or omission of the Lenders or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.02, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until all of the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent, any Lender or on their behalf and notwithstanding that the Administrative Agent, any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied.

Section 9.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.03. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04. Entire Agreement. The Loan Documents, together with the Fee Letters, embody the entire agreement and understanding among the Borrower, the Agents and the Lenders party thereto and supersede all prior agreements and understandings among the Borrower, the Agents and the Lenders, as applicable, relating to the subject matter thereof.

Section 9.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.01(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 2.05(b), 9.06, 9.09 and 10.07 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06. Expenses; Indemnification.

(a) Costs and Expenses. The Borrower shall reimburse (i) all reasonable and documented out-of-pocket expenses incurred by, without duplication, the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of one primary counsel (and to the extent reasonably determined to be necessary, one local counsel and one regulatory counsel in any applicable jurisdiction) for the Administrative Agent and the Lenders) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made hereunder, subject to the Arranger Fee Letter, including all such reasonable and documented or invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and the reasonable and documented or invoiced out-of-pocket legal and other related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), in each case to the extent arising out of any investigation, litigation, claim or proceeding in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.05), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) a material breach of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Loan Document or (z) a dispute among two or more Indemnitees not arising from any act or omission of the Borrower or its Subsidiaries hereunder (but not including any such dispute that involves a Lender to the extent such Lender is acting in a different capacity (i.e., the Administrative Agent or an Arranger) under any Loan Document). This Section 9.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section or the Borrower for any reason fail to indefeasibly pay or cause to be paid any amount required under subsection (b) of this Section, in each case, to be paid to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (it being agreed that the Borrower’s indemnity and contribution obligations set forth in this Section 9.06 shall apply in respect of any special, indirect, consequential or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party unaffiliated with the Indemnitee). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or a material breach of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Loan Document, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with the Agreement Accounting Principles.

Section 9.08. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents, the Arranger, or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agents, the Arranger, or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 9.10. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, members, agents, trustees, advisors and representatives on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and with the Person, to the extent such compliance is within its control, disclosing such information being responsible for such compliance), (b) to the extent requested by any state, federal or foreign authority or examiner regulating banks or banking or otherwise purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent and the Lenders, as applicable, shall, to the extent practicable and not prohibited by applicable law, give the Borrower reasonable notice thereof before complying therewith except to the extent in connection with an audit or examination conducted by a regulatory authority having jurisdiction over it or its affiliates, (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent and the Lenders, as applicable, shall, except with respect to regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable law, give the Borrower reasonable notice thereof before complying therewith, except to the extent in connection with an audit or examination conducted by a regulatory authority having jurisdiction over it or its affiliates, (d) to any other party hereto, (e) in connection with the exercise of any remedies or the enforcement of rights hereunder or under any other Loan Document or Fee Letters in any suit, action or proceeding relating thereto to the extent such disclosure is reasonably necessary in connection with such suit, action or proceeding (provided that the Borrower shall be given notice thereof and a reasonable opportunity, in each case to the extent reasonably practicable and to the extent permitted by applicable law, to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter)) or the assertion of any due diligence defense, (f) subject to the acknowledgment and acceptance by any such party that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information, subject to customary confidentiality restrictions that are no less restrictive in any material respect than those in this Section, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a source, other than the Borrower or its Affiliates, that is not to such Person’s knowledge subject to any confidentiality or fiduciary obligation to the Borrower with respect to such Information or (i) to the extent that such information is independently developed by the Administrative Agent or Lender, as applicable other than as a result of a breach of this Section.

In addition, on a confidential basis, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 9.11. Nonreliance. Each of the Lenders hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

Section 9.12. Disclosure. The Borrower and each Lender hereby acknowledge and agree that UBS AG, Stamford Branch and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than Section 10.06 below, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than as provided in Section 10.06 below). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 10.04. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arranger or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 11

SETOFF

Section 11.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations of the Borrower then owing to such Lender to the extent the Obligations shall then be due; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Default under Sections 7.02, 7.05 or 7.06 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) (1) in connection with any assignment on or prior to the funding of the Loans on the Funding Date, the prior written consent of the Borrower (in the Borrower’s sole discretion) shall be required, unless such assignment is to an Approved Lender; provided that notwithstanding the foregoing, the prior written consent of the Borrower shall be required if after giving effect to such assignment, such Approved Lender (other than any Initial Lender or any Co-Documentation Agent (or its applicable lending Affiliate)) holds more than 20% of the Aggregate Commitments calculated as of the time of such assignment and (2) in connection with any assignment after the funding of the Loans on the Funding Date, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) a Default under Sections 7.02, 7.05 or 7.06 has occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and

(B) the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent the Register as it relates to its own interest hereunder.

(d) Participations. On or prior to the funding of the Loans on the Funding Date, any Lender may, with the prior written consent of the Borrower, sell participations to any Person (other than a natural person, Defaulting Lender or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”). After the Funding Date, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.02 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.05 unless such Participant agrees to comply with Section 3.05 as though it were a Lender (it being understood that the documentation required under Section 3.05(e) shall be delivered to the Lender who sells the participation).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.02. Dissemination of Information. The Borrower authorizes each of the Lenders to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by the Borrower pursuant to Section 6.01; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 or other provisions at least as restrictive as Section 9.10 including making the acknowledgments set forth therein.

Section 12.03. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(e).

ARTICLE 13

NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number set forth on Schedule 13.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto.

Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower so long as such notices appear on their face to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE 14

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02. Electronic Execution of Assignments. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

ARTICLE 15

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01. Choice of Law. THE LOAN DOCUMENTS AND OBLIGATIONS OF THE PARTIES THEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER THEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER THERE SHALL HAVE OCCURRED A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT), (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED AS CONTEMPLATED BY THE ACQUISITION AGREEMENT AND (C) WHETHER THE REPRESENTATIONS AND

WARRANTIES MADE BY THE ACQUIRED COMPANY IN THE ACQUISITION AGREEMENT ARE ACCURATE AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWER HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR NOT TO CONSUMMATE THE ACQUISITION, SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 15.02. Consent to Jurisdiction. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY SUBMITS TO JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY THE BORROWER, DIRECTLY OR INDIRECTLY, IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.

EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY AGREES FURTHER THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.01 AND AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH

COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.03. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.04. U.S. Patriot Act Notice. Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the U.S. Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

Section 15.05. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on

the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby agrees and covenants that it will not make any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.06. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WALGREENS BOOTS ALLIANCE, INC., as the Borrower

By:	/s/ George R. Fairweather
Title: Executive Vice President and Global Chief Financial Officer

By:	/s/ Aidan Clare
Title: Senior Vice President and Global Treasurer

[Signature Page to Bridge Term Loan Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:

UBS AG, STAMFORD BRANCH,
as the Administrative Agent and
as a Lender

By:	/s/ Craig Pearson
	Title:	Associate Director

By:	/s/ Houssem Daly
	Title:	Associate Director

[Signature Page to Bridge Term Loan Credit Agreement]

BANK OF AMERICA, N.A.
as a Lender

By:	/s/ J. Casey Cosgrove
	Title:	Director

[Signature Page to Bridge Term Loan Credit Agreement]

LENDERS:	HSBC BANK PLC,
as a Lender

	By:	/s/ John Haire
		Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Thomas Foley
		Title:	Managing Director

[Signature Page to Bridge Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Dawn Lee Lum
	Title:	Executive Director

[Signature Page to Bridge Term Loan Credit Agreement]

LLOYDS BANK PLC,
as a Lender

By:	/s/ Erin Doherty
	Title:	Assistant Vice President
Transaction Execution Category A
D006

By:	/s/ Daven Popat
	Title:	Senior Vice President
Transaction Execution Category A
P003

[Signature Page to Bridge Term Loan Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Takayuki Tomii
	Title:	Deputy General Manger

[Signature Page to Bridge Term Loan Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Mark Maloney
	Title:	Authorized Signatory

[Signature Page to Bridge Term Loan Credit Agreement]

UNICREDIT BANK AG, LONDON BRANCH,
as a Lender

By:	/s/ David Vials
	Title:	Managing Director

By:	/s/ David Nisbet
	Title:	Director

[Signature Page to Bridge Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Matthew Olson
	Title:	Director

[Signature Page to Bridge Term Loan Credit Agreement]

Banco Santander, S.A.,
as a Lender

By:	/s/ Aitor Elustondo
	Title:	Managing Director

By:	/s/ Frederico Robin
	Title:	Vice President Senior

[Signature Page to Bridge Term Loan Credit Agreement]

Deutsche Bank Luxembourg S.A.,
as a Lender

By:	/s/ Belhoste
	Title:	AVP

By:	/s/ A. Breyer-Simski
	Title:	AVP

[Signature Page to Bridge Term Loan Credit Agreement]

Intesa Sanpaolo S.p.A.,
as a Lender

By:	/s/ Neil Derfler
	Title:	VP & Relationship Manager

By:	/s/ Serena Palumbo
	Title:	VP & In-House Counsel

[Signature Page to Bridge Term Loan Credit Agreement]

SOCIETE GENERALE
as a Lender

By:	/s/ Alexandre Huet
Title: Head of Strategic and Acquisition Finance

[Signature Page to Bridge Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Alan Krouk
	Title:	Managing Director

[Signature Page to Bridge Term Loan Credit Agreement]

US BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Conan Scheicher
	Title:	Senior Vice President

[Signature Page to Bridge Term Loan Credit Agreement]

Schedule 1.01

PRICING SCHEDULE

TO BRIDGE TERM LOAN CREDIT AGREEMENT

	Index Debt Rating (Moody’s or S&P)	Applicable Margin for Eurocurrency Loans	Applicable Margin for Alternate Base Rate Loans
Pricing Level I	Rating Category 1: ≥ A- / A3	0.75%	0.000%
Pricing Level II	Rating Category 2: BBB+ / Baa1	0.875%	0.000%
Pricing Level III	Rating Category 3: BBB / Baa2	1.000%	0.000%
Pricing Level IV	Rating Category 4: BBB- / Baa3	1.125%	0.125%
Pricing Level V	Rating Category 5: ≤ BB+ / Ba1	1.375%	0.375%

It is understood and agreed that each of the Applicable Margins set forth above at each of the Pricing Levels above shall increase (i) by 25 basis points on the date that is 90 days after the Funding Date and (ii) by an additional 25 basis points on each 90th day thereafter while the Loans remaining outstanding under the Agreement.

For purposes of the foregoing, “Index Debt” means senior, unsecured, long-term Indebtedness for Borrowed Money of the Borrower that is not guaranteed by any other person or subject to any other credit enhancement. If (i) either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Rating Category 5; (ii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Rating Categories, the Applicable Margin shall be based on the higher of the two ratings, and (iii) the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Pricing Schedule

Schedule 2.01

COMMITMENT SCHEDULE

TO BRIDGE TERM LOAN CREDIT AGREEMENT

[ON FILE WITH ADMINISTRATIVE AGENT]

Commitment Schedule

Schedule 3.01

CERTAIN ADDRESSES FOR NOTICES

1.	Address of the Borrower:

Attention: Aidan Clare; Senior Vice President and Global Treasurer

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, IL 60015

Phone: (847) 315-3593

Fax: (847) 315-2678

Email: Aidan.Clare@wba.com

With a copy to:

Attention: Jan Stern Reed; Senior Vice President, General Counsel and Corporate Secretary

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, IL 60015

Phone: (847) 315-2188

Fax: (847) 315-3652

Email: Jan.Reed@wba.com

2.	Address for the Administrative Agent:

MAILING ADDRESS

UBS AG, Stamford Branch

Banking Products Services

Loan Administration Team

677 Washington Blvd.

6th Floor

Stamford, CT 06901

Telephone: 615-332-6868

Fax: 203-719-3888

Email: DL-UBSAgency@ubs.com